Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), made as of the 22nd day of May, 2012, by and between BREEZE-EASTERN CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 35 Melanie Lane, Whippany, New Jersey 07981 (hereinafter referred to as the “Company”), and BRAD PEDERSEN, an individual residing at 9 Thornhill Drive, Lumberton, New Jersey 08048 (hereinafter referred to as “Employee”).

WHEREAS, The Company wishes to employ Employee and Employee wishes to accept such employment on the terms and conditions contained in this Agreement and the parties desire to set forth the terms of such employment; and

WHEREAS, in the course of its business activities, the Company has invested and will continue to invest substantial time, effort, money, and other resources in the creation, development, maintenance and protection of Confidential Information (as defined herein), as well as substantial and ongoing customer and industry relationships, all of which permit the Company to gain a substantial advantage in the marketplace and represent assets of great value to Company and which may be disclosed to Employee in the course of Employee’s employment with the Company; and

WHEREAS, in the course of its business activities, the Company has invested and will continue to invest substantial time, effort, money, and other resources in the creation, development, maintenance and protection of its workforce which permits the Company to gain a substantial advantage in the marketplace and represents an asset of great value to the Company; and

WHEREAS, Employee recognize the Company’s legitimate business interest in protecting its Confidential Information as well as its substantial and ongoing customer and industry relationships; and

WHEREAS, due to Employee’s desire to be employed by the Company, and the Company’s desire to employ Employee, the Company and Employee agree to the covenants and restrictions contained herein.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below unless the context otherwise requires:

(a) “Average Bonus” shall mean (a) in the case Employee has been employed long enough to have received two or more annual Bonus payments from the Company, the average of the two most recent annual Bonuses paid to Employee by the Company, or (b), in the case Employee has received only one Bonus payment from the Company, the amount of that Bonus.

(b) “Business Activities” shall mean the business conducted by Company including, but not limited to, designing, developing, manufacturing, selling, marketing and distributing retrieval winches, cargo winches, aircraft cargo cranes, static line retrieval systems, cargo hook systems, weapons loading and handling systems (collectively, the “Company Products” all as may be more particularly described in the Company’s most recent Annual Report on Form 10-K) and all other activities in which Company is or becomes engaged.

(c) “Cause” shall include, but not be limited to, any one or more of the following:

(i) A determination by the Board of Directors of the Company (the “Board”) in its sole discretion of material misconduct or gross or willful neglect by Employee of the duties that Employee is required to perform under the terms of this Agreement;

(ii) a determination by the Board in its sole discretion that Employee has performed an act constituting a felony, or a misdemeanor involving the property or operations of the Company, or a crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud;

(iii) a determination by the Board, in its sole discretion, of conduct by Employee tending to bring the Company into public disgrace or disrepute;

(iv) a failure to cure Employee’s failure to perform his duties in a competent manner as reasonably directed by the Board within 30 days after written notice to Employee of such failure to perform; and

(v) an unauthorized disclosure by Employee of the Company’s Confidential Information.

(d) “Chairman” shall mean the Chairman of the Board of the Company or his designee.

(e) “Change in Control” shall be deemed to have occurred if (a) any person (including any individual, firm, partnership or other entity) together with all Affiliates and Associates (as defined under Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such person, but excluding (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (ii) the Company or any subsidiary of the Company, and (iii) Employee, together with all of Employee’s Affiliates and Associates, is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to a person or persons totally unrelated to Employee or to any of Employee’s Affiliates.

(f) “Company” shall mean the Company and all of its divisions, parents, subsidiaries, affiliates and related entities, and all of its and their respective successors and assigns.

(g) “Confidential Information” shall mean the information of the Company, including, but not limited to, Inventions, proprietary information and business matters or affairs (including, but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulas, designs, patents, patent applications, materials, research activities and plans, business proposals, product cost data, contracts, forms, information concerning competitive strengths and weaknesses, promotional methods, customer lists, customer and supplier account preferences and requirements, business plans and strategies, procedures, sales and pricing information, production cost data, advertising information, as well as information of a confidential or proprietary nature received from customers, suppliers, contractors, joint ventures and other collaborators), and computer programs, software and documents relating to any of the foregoing, regardless of the form or medium contained or stored in (including hard copy, electronic or digital form), as well as copies or multiple versions of each. Such Confidential Information shall include, for purposes of this Agreement, any such information not generally known by the trade or public, even if such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, confidentiality agreements, disclosure agreements or other agreements or collaborations entered into by Company. For purposes of this Agreement, the definition of Confidential Information applies equally to information acquired, learned, or disclosed prior to, simultaneously with, or after the date of this Agreement.

(h) “Good Reason Resignation” means a resignation within twenty-four (24) months of a Change in Control following (i) a material reduction in compensation and benefits or (ii) a material reduction in responsibilities, or (iii) a change in the location of the Company’s headquarters to a location more than fifty (50) miles from Whippany, New Jersey.

(i) “Invention” shall mean inventions (including, but not limited to, new contributions, concepts, ideas, developments, discoveries, processes, procedures, formulas, methods, compositions, techniques, articles, machines, and improvements), writings (including, but not limited to, computer programs, manuals, reports, databases and other information, whether in hard copy, electronic, digital or other form), and all related know-how.

(j) “Subsequent Termination” shall mean a termination of Employee’s employment within twenty-four (24) months of a Change in Control that is not voluntary or is other than for Cause.

2. Employment. The Company hereby employs Employee as President and Chief Executive Officer and Employee hereby accepts employment by the Company upon the terms and conditions specified in this Agreement. The Company reserves the right to modify Employee’s job responsibilities and duties in its sole discretion, subject to the provisions of this Agreement.

3. Office and Duties.

(a) As the President and Chief Executive Office of the Company, Employee shall render such services as are necessary and desirable to protect and advance the best interests of Company, as determined from time to time by and under the supervision of and in accordance with the policies and directives set by the Board.

(b) For as long as Employee shall remain employed by the Company, Employee’s entire working time, energy, skill and best efforts shall be devoted to the performance of Employee’s duties hereunder in a manner which will faithfully, diligently and ethically further the business and interests of the Company.

(c) Employee shall keep the Chairman informed of any significant developments or special difficulties encountered in connection with the business affairs and financial condition of the Company.

(d) Employee shall comply with all rules and regulations established from time to time by the Company.

(e) The Company expects and Employee has agreed that over the first five (5) years of employment, Employee will purchase shares of the Company’s common stock in open market transactions at cost at the time of purchase of at least one hundred seventy five thousand ($175,000) dollars. These purchases are in addition to, and not a part of, any of the shares being offered to Employee by the Company as a part of the “Bonus Plan” defined below in Subparagraph 5(b) or the stock option described in Subparagraph 5(c).

(f) Employee has agreed, as a condition of his employment, to relocate his principal residence within twelve (12) months of the commencement of employment to a location that is within a forty-five (45) minute commute of the Company’s current offices in Whippany, New Jersey. The Company will reimburse Employee for documented reasonable and customary costs to include moving expenses, costs to sell Employee’s existing residence and closing costs incurred in connection with the purchase of Employee’s new residence. Employee and the Company will discuss means and methods or reducing the tax implications of these benefits to Employee. The Company will increase the sums paid to Employee pursuant to the foregoing sentence by an amount calculated to satisfy the Employee’s tax payments solely on account of the amounts paid by the Company as reimbursement to the Employee in the foregoing sentence (the “Gross-Up Payment”). The Company also will reimburse the Employee for the documented reasonable costs of temporary housing (e.g., extended stay hotel or similar) in the vicinity of Whippany, New Jersey for a period of up to six (6) months. In the event that Employee voluntarily terminates his employment with the Company for any reason within (12) months of relocation, all amounts reimbursed (including the Gross-Up Payment) must be repaid to the Company within thirty (30) days of the effective date of the termination of employment.

4. Term. Employee’s employment with the Company under the terms and conditions of this Agreement is “at will” and shall begin on May 22, 2012 and shall continue until terminated by the Board in the exercise of its sole, unfettered and unreviewable discretion, subject to Employee’s right to severance pay and compensation as set forth in this Agreement (the “Term of Employment”).

5. Compensation and Benefits.

(a) Subject to the terms hereof, for all services rendered by Employee to the Company, Employee shall receive Base Compensation at the gross annual rate of $350,000.00, payable in installments in accordance with the Company’s regular payroll practices in effect from time to time; however, in no event shall said installments be less frequently than monthly. The Base Compensation shall be reviewed annually, to ascertain, in the sole discretion of the Board, whether and to what extent, if any, the amount Employee’s Base Compensation should be adjusted.

(b) Employee will participate in the Company’s Annual Management Incentive Bonus Plan (“Bonus Plan”). Under the Bonus Plan, Employee’s annual incentive compensation (“Bonus”) will be in the range of $0 to seventy percent (70%) of Employee’s Base Compensation, depending on Employee’s performance, as evaluated by the Incentive and Compensation Committee of the Board. The Bonus earned will be determined based on achievement of mutually-agreed objectives, including financial targets based on the Company’s annual budget as approved by the Board. Subject to regulatory authority and availability of stock for distribution, fifteen percent (15%) of each year’s annual Bonus will be paid in the form of shares of the Company’s common stock. During the fiscal year ending March 31, 2013, Employee’s Bonus will be prorated for the portion of fiscal year that the Employee is employed by the Company but will not be less than one hundred sixty-four thousand ($164,000) dollars (the “Guaranteed Bonus”), and the Company will accelerate payment of this guaranteed portion Employee within two weeks of the first day of employment. In the event that Employee voluntarily terminates Employee’s employment with the Company for any reason within twelve

(12) months of Employee’s first day of employment, the Guaranteed Bonus amount shall be repaid to the Company within thirty (30) days of the effective date of the termination of Employee’s employment. If not repaid by Employee within such thirty (30) day repayment period, it the Guaranteed Bonus repayment shall bear interest at a rate of seven (7.00%) percent per annum from the thirtieth (30th) day following the effective date of Employee’s termination until the date of actual repayment.

(c) Upon commencement of employment with the Company Employee will be awarded options to purchase four hundred thousand (400,000) shares of the Company’s common stock at the closing price on the day preceding Employee’s first day of employment. This option grant is the only grant of stock options or other equity awards Employee will receive. Employee acknowledges that Employee will not receive a series of annual grants of stock options, restricted shares or other equity-related securities. Subject to the terms of the stock option award agreement granted under the Plan, fifty thousand (50,000) options will vest immediately upon commencement of Employee’s employment, and the remaining options will vest in accordance with the following time and performance triggers: (i) fifty thousand (50,000) options will vest when the average closing price of the Company’s common stock for the preceding thirty (30) days (the “Trailing Price”) exceeds eight dollars and fifty cents ($8.50); (ii) at any time after the first anniversary of Employee’s employment, fifty thousand (50,000) shares will vest when the Trailing Price exceeds nine dollars and fifty cents ($9.50) and fifty thousand (50,000) shares will vest when the Trailing Price exceeds ten dollars and fifty cents ($10.50); (iii) at any time after the second anniversary of Employee’s employment, fifty thousand (50,000) shares will vest when the Trailing Price exceeds eleven dollars and fifty cents ($11.50) and fifty thousand (50,000) shares will vest when the Trailing Price exceeds twelve dollars and fifty cents ($12.50); and (iv) at any time after the third anniversary of Employee’s employment, fifty thousand (50,000) shares will vest when the Trailing Price exceeds thirteen dollars and fifty cents ($13.50) and fifty thousand (50,000) shares will vest when the Trailing Price exceeds fourteen dollars and fifty cents ($14.50). Notwithstanding the foregoing, upon a Change in Control all of the foregoing time frames would immediately accelerate, such that the Employee’s stock options would remain subject to only the pricing element for vesting purposes.

(d) Employee acknowledges and confirms that his employment and the other protections and benefits of this Agreement are full, adequate and sufficient consideration for the restrictions and obligations set forth in this Agreement.

(e) The compensation provided to Employee pursuant to this Agreement shall be subject to all withholdings and deductions required by applicable law or by the Company’s policy, practice or applicable plan.

6. Fringe Benefits. Employee shall be entitled to the benefits set forth below (the “Fringe Benefits”) during the Term of Employment.

(a) Employee shall be eligible to participate in any health, life, accident or disability insurance, sick leave or other benefit plans or programs on the same terms and conditions applicable to other similarly situated employees of the Company, as long as the plans and programs are kept in force by the Company and provided that Employee (and/or his qualified beneficiaries) meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs. The premiums of the health insurance plan made available to Employee will be on a shared cost basis. The premium and specified percentage of the Company’s contribution will be determined by the Company’s plans in effect, from time to time.

(b) Employee shall be entitled to four (4) weeks vacation per year. The Company does not offer sabbaticals and the Employee will not be entitled to any compensation for unused vacation. Employee shall also be entitled to a day off on each holiday designated by the Company as a Company holiday.

(c) The Company shall reimburse Employee for all reasonable and necessary expenses actually incurred by Employee in connection with the performance of Employee’s duties hereunder upon receipt of documentation thereof in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

(d) The Fringe Benefits provided to Employee pursuant to this Agreement shall be subject to all withholdings and deductions required by applicable law or by the Company’s policy, practice or applicable plan.

7. Disability. If Employee suffers a “Disability” as that term is defined in the Company’s Employment Manual or otherwise established by the Board of Directors, the Company may terminate the Term of Employment and Employee’s employment relationship with the Company at any time thereafter by giving Employee five days written notice of termination. Thereafter, the Company shall have no obligation to Employee for Base Compensation, Bonus, Fringe Benefits or any other form of compensation or benefit, except as otherwise required by law, as noted below, or as set forth in benefit plans provided at Company expense. Notwithstanding the foregoing, the Employee shall be paid a Bonus for the year in which his Term of Employment ends that is pro-rated for the period of time actually worked and payable at a time consistent with the Company’s normal practice. Reimbursement of appropriately documented expenses incurred by Employee before the termination of employment, to the extent that Employee would have been entitled to such reimbursement but for the termination of employment, will be paid by the Company to Employee. Any compensation in lieu of wages that Employee receives from any Company-funded insurance, benefit plan or policy under which Employee was covered at the time of her disability, including, but not limited to, workers’ compensation wage payments or disability wage payments, shall be deducted from the Company’s Base Compensation payment to Employee. Employee, however, shall continue to be bound by the post-employment obligations and covenants set forth in this Agreement following his/her termination.

8. Death. If Employee dies during the Term of Employment, the Term of Employment and Employee’s employment relationship with the Company shall terminate as of the date of Employee’s death. Upon termination of the Term of Employment and Employee’s employment relationship under this Paragraph 8, the Company shall, thereafter, have no obligation to Employee or Employee’s estate for Base Compensation, Bonus, Fringe Benefits or any other form of compensation or benefit, except as otherwise required by law, as noted below, or as set forth in benefit plans provided at Company expense. Notwithstanding the foregoing, the Employee shall be paid a Bonus for the year in which his Term of Employment ends that is pro-rated for the period of time actually worked and payable at a time consistent with the Company’s normal practice. Reimbursement of appropriately documented expenses incurred by Employee before the termination of employment, to the extent that Employee would have been entitled to such reimbursement but for the termination of employment, shall be paid by the Company to Employee’s estate. Any compensation in lieu of wages Employee receives from any Company-funded insurance, benefit plan or policy under which Employee was covered at the time of her death, including, but not limited to, workers’ compensation wage payments or disability wage payments, shall be deducted from the Company’s Base Compensation payment to Employee’s estate. Nevertheless, life insurance proceeds shall not be deducted from the Company’s Base Compensation payment to Employee or Employee’s estate.

9. Termination for Cause. The Company may terminate the Term of Employment and Employee’s employment relationship with it at any time for Cause. Upon termination of the Term of Employment and Employee’s employment relationship for Cause under this Paragraph 9, the Company shall, thereafter, have no obligation to Employee for Base Compensation, Bonus, Fringe Benefits or any other form of compensation or benefit, except as otherwise required by law or as set forth in benefit plans provided at Company expense. Reimbursement of appropriately documented expenses incurred by Employee before the termination of employment, to the extent that Employee would have been entitled to such reimbursement but for the termination of employment, shall be paid by the Company to Employee. Employee, however, shall continue to be bound by the post-employment obligations and covenants set forth in this Agreement following his/her termination.

10. Termination Without Cause.

(a) The Company may terminate the Term of Employment and Employee’s employment relationship with it for any or no reason (without Cause), upon written notice to Employee (the “Termination Notice”). The Company shall then consider Employee’s employment relationship with it and the Term of Employment terminated as of the date of the Termination Notice. From and after the delivery of the Termination Notice, the Company shall pay to Employee severance pay equal to Employee’s Base Compensation in effect at the time of termination, exclusive of Bonus and any incentive compensation, and the continuation of employee benefits for the shorter of (a) the period until Employee is employed other than by the Company and (b) a period of one year (the “Severance Pay”). The Severance Pay will be paid to Employee in twelve (12) consecutive monthly installments beginning on the fifty-second (52nd)

day following the effective date of the Termination Notice; provided however, that no severance pay will be paid to Employee unless, within the fifty-second day period referenced above, Employee executes and does not revoke a separation agreement and general release, each in a form satisfactory to the Company. The foregoing Severance Pay is in lieu of and the Company shall have no obligation to Employee for Base Compensation, Bonus, Fringe Benefits or any other form of compensation or benefit, except as otherwise required by law, or as set forth in benefit plans provided at Company.

(b) Employee may terminate the Term of Employment and his employment relationship with the Company for any or no reason, upon sixty (60) days written notice to the Chairman (“Resignation Notice Period”). If such notice is provided by Employee, the Chairman, in his sole discretion, may waive the Resignation Notice Period or any portion thereof, without pay (Base Compensation, etc.) or Fringe Benefits to Employee for the remaining part of the Resignation Notice Period. From and after the date specified by the Chairman, the Company shall have no obligation to Employee for Base Compensation, Fringe Benefits or any other form of compensation or benefit, except as otherwise required by law, or as set forth in benefit plans provided at Company expense.

(c) If within the twenty-four (24) month period following a Change in Control Employee is either terminated (a “Subsequent Termination”) or resigns for “Good Reason” (a “Good Reason Resignation”), Employee will receive a cash payment from the Company or its successor-in-interest equal to two times the sum of (a) Employee’s Base Compensation in effect at the time of the Subsequent Termination or Resignation for Good Reason plus (b) Employee’s Average Bonus. Payments received pursuant to this Section 10(c) would be in lieu of any and all payments Employee would receive under the Company’s Corporate Severance Pay Plan. The payment will be paid to Employee in twenty-four (24) consecutive monthly installments beginning on the fifty-second (52nd) day following the date of Employee’s termination of employment with the Company; provided however, that no severance pay will be paid unless, within the fifty-two (52) day period referenced above, Employee executes and does not revoke a separation agreement and general release, each in a form satisfactory to the Company.

(d) Termination of the Term of Employment and Employee’s employment relationship with the Company pursuant to this Paragraph 10 shall not release Employee from Employee’s post-employment obligations and restrictions as set forth in this Agreement.

(e) Employee shall not be entitled to any payment or benefit under any Company plan, practice or policy, if any, in effect at or after the time of the termination of the Term of Employment and the termination of Employee’s employment relationship with the Company, other than those provided for by this Agreement.

(f) Reimbursement of appropriately documented expenses incurred by Employee before the termination of employment in accordance with this Paragraph 10, to the extent that Employee would have been entitled to such reimbursement but for termination of his/her employment and the Term of Employment, shall be paid by the Company to Employee.

(g) The compensation and benefits provided to Employee pursuant to this Agreement shall be subject to all withholdings and deductions required by applicable law or by the Company’s policy, practice or applicable plan.

11. Confidential Information.

(a) No Disclosure of Confidential Information. To assist Employee in the performance of his duties, Company shall provide Employee access to certain Confidential Information and materials belonging to the Company. Employee shall protect and guard, and not use for his own benefit or the benefit of anyone other than Company, or disclose, publish, communicate, reveal or divulge, directly or indirectly, any Confidential Information of Company to any person or entity at any time or in any manner without the prior written consent of the Chairman, except as required in the course of employment with the Company.

(b) Inevitable Use or Disclosure. Employee shall not, while employed by the Company and for a period of two (2) years after the termination thereof, for any reason whatsoever, without the written consent of the Chairman, directly or indirectly, engage in, represent in any way, be connected with, furnish consulting services to, be employed by, or have any interest, whether as owner, employee, principal, partner, servant, agent, employee, representative, independent contractor, member, distributor, consultant, officer, director, stockholder, or otherwise, whether or not for compensation, in any business which through the faithful performance of his duties thereof could reasonably be anticipated to lead to the use or disclosure of Company’s Confidential Information.

(c) Ownership and Return of Company’s Property Upon Termination. Employee acknowledges and confirms that all Confidential Information which are conceived, developed, or made by Employee in the course of his employment with the Company, or disclosed to or otherwise acquired by his in the course of his employment with the Company, are and shall remain the sole and exclusive property of the Company; that he shall not retain, copy or otherwise appropriate any of such Confidential Information for his own use or the use or purposes of any third party, without the prior written consent of the Chairman; and that, upon the termination of his employment, for any reason whatsoever, he shall promptly return all such Confidential Information, including all copies or multiple versions thereof (regardless of the form or medium contained or stored in (including hard copy, electronic or digital form)), to the Company and, in the case of intangible information, shall continue to hold them as the confidential property of the Company and not disclose them, directly or indirectly, or use them for any purpose, without the prior written consent of the Chairman.

12. Inventions.

(a) Employee shall promptly disclose to the Company in writing all Inventions, whether or not patentable, copyrightable or protectable as trade secrets, conceived, developed, or made by Employee, alone or with others, during the period of Employee’s employment with the Company, whether during working hours or not, and, in the case of clauses (ii) and (iii) below, during the period of Employee’s employment with the Company and at any time after Employee ceases to be employed by the Company, for any reason whatsoever, which: (i) relate in any manner to the actual or anticipated business, research, or development of

Company; (ii) are conceived, developed, or made using equipment, supplies, facilities, trade secrets or confidential information of Company; or (iii) result from, arise out of or relate to work performed by Employee for Company.

(b) Employee shall transfer and assign, and does hereby transfer and assign, to the Company all of his right, title and interest in and to each Invention covered by this Paragraph 12. As may be requested by the Company from time to time, Employee shall take all steps reasonably necessary to assist Company in obtaining and enforcing any patent, copyright, or other protection which the Chairman elects to obtain or enforce, in any country, for any Invention covered by this Paragraph 12. Employee’s obligation to assist the Company in obtaining and enforcing such patents, copyrights, and other protections will continue beyond the termination of Employee’s employment with the Company, for any reason whatsoever, but the Company shall compensate Employee at a reasonable rate of compensation, as determined in the sole discretion of the Chairman, after the termination of his employment for the time actually spent providing such assistance. If the Company is unable, after reasonable effort, to secure Employee’s signature on any document needed to apply for, prosecute, or enforce any patent, copyright, or other protection in relation to any Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and enforcement of patents, copyrights, or other protections with the same legal force and effect as if executed by Employee.

13. Confidential Information of Others.

(a) During the Term of Employment, Employee shall not improperly use or disclose any confidential information of any former or concurrent employer or other person or entity without the prior written consent of that employer, person or entity. Furthermore, during the Term of Employment, Employee shall not bring onto Company premises any such confidential information of any former or concurrent employer or other person or entity without the prior written consent of that employer, person or entity.

(b) Employee represents and warrants that he is not a party to or bound by any other employment agreement or other agreement or understanding that requires him to transfer or assign any Invention or discovery conceived, developed, or made by Employee, alone or with others.

14. No Solicitation of Customers or Potential Customers. Employee shall not, during the Term of Employment and for a period of two (2) years after the termination thereof, for any reason whatsoever, without the written consent of the individual then holding the office of Chairman, other than for the account of the Company, directly or indirectly, solicit, attempt to solicit, or cause to be solicited any party who was a customer of the Company at the time of Employee’s employment with or termination of employment, for any reason whatsoever, by the

Company, or who was a customer of or was actively solicited by the Company, its agents, representatives, or employees to be a customer within twelve (12) months prior to Employee’s termination of employment,.

15. No Hiring of Employees. Employee shall not, during the Term of Employment and for a period of two (2) years after the termination thereof, for any reason whatsoever, without the written consent of the individual then holding the office of Chairman, other than for the account of the Company, directly or indirectly: (a) hire or employ any employee of or other person associated with the Company on behalf of any individual, including himself/herself, corporation or other entity; or (b) induce or attempt to induce any employee or other person associated with the Company to leave the employ of or cease doing business with the Company.

16. No Inducement to Cease Doing Business with Company. Employee shall not, during the Term of Employment and for a period of two (2) years after the termination thereof, for any reason whatsoever, without the written consent of the individual then holding the office of Chairman or his designee, directly or indirectly, induce or attempt to induce any customer, supplier, manufacturer, licensor, association, organization, vendor or any other person or entity to cease doing or reducing the amount of business with the Company.

17. No Competition. In consideration of his employment and for the access to Confidential Information provided by Company and so as to enforce Employee’s agreement regarding such Confidential Information, Employee shall not, during the Term of Employment and for a period of two (2) year after the termination thereof, for any reason whatsoever, without the written consent of the individual then holding the office of Chairman, directly or indirectly, engage in, represent in any way, be connected with, furnish consulting services to, be employed by, or have any interest, whether as owner, employee, principal, partner, servant, agent, employee, representative, independent contractor, member, distributor, consultant, officer, director, stockholder, or otherwise, in any business that engages in business activities included within, arising out of or related to the Company’s Business Activities; provided, however, that the foregoing will not prohibit Employee from owning up to one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

18. Breach. Employee acknowledges and confirms that the restrictions contained in this Agreement, in view of the nature of the Company’s business, are reasonable and necessary in order to protect the legitimate business interests of the Company and that any breach or threatened breach of the provisions of this Agreement shall cause irreparable injury to the Company, that money damages will not provide an adequate remedy, and that their enforcement will not impose a hardship on Employee or significantly impair Employee’s ability to earn a livelihood. Employee further acknowledges and confirms that the remedy at law for any breach of the foregoing will be inadequate, and the Company shall therefore be entitled, in addition to any other relief available to it, to preliminary, temporary and permanent injunctive relief without the necessity of proving irreparable harm or posting bond or other security. If provisions of this Agreement are ever determined by a court of competent jurisdiction to exceed limitations permitted by law, then such provisions shall be reformed automatically to set forth the maximum limitations permissible by law. If Employee violates any of the restrictions contained in this Agreement, the relevant restricted period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be deemed, by the Chairman to be cured. Nothing contained herein shall be considered as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including any recovery of damages from Employee. Employee further covenants and agrees that if he violates this Agreement, Employee shall pay to the Company any reasonable attorneys’ fees and costs that it may incur in connection with the enforcement of its rights under this Agreement. The Company may supply a copy of this Agreement to any future or prospective employer of Employee or to any person or entity to whom Employee has supplied information if the Company determines, in its sole discretion, that there is a reasonable likelihood that Employee has violated or shall violate any portion of this Agreement.

19. No Disparagement. Employee shall not make any disparaging remarks to any person or entity regarding the Company or its business practices during employment or after termination, for any reason whatsoever.

20. Prior Agreements. Employee represents and warrants to the Company that there are no restrictions, agreements or understandings, including, but not limited to, prior covenant not to compete agreements, oral or written, to which Employee is a party or by which Employee is bound, that prevent or make unlawful or actionable Employee’s execution or performance of this Agreement.

21. Employee Cooperation. Employee shall make himself available and cooperate in any reasonable manner in providing assistance to the Company in concluding and defending any business or legal matters which relate to the Company. Employee’s obligation to assist the Company shall continue beyond the termination of Employee’s employment with the Company, for any reason whatsoever. In the event that Employee is requested by the Company to provide such assistance post-termination in such matters, then the Company shall reimburse the Employee for his reasonable and necessary expenses incurred in providing such assistance, including reasonable attorneys’ fees, provided, however that the Company may direct the use of Company counsel to the extent legally permissible. Furthermore, Employee shall not initiate, commence, voluntarily cooperate or provide assistance to any third party or individual in connection with any claim against the Company, whether pending or otherwise, without the prior written consent of the Chairman. In the case of legal proceedings, Employee shall notify the Chairman, of any subpoena or other similar notice to give testimony or provide documentation (“Notice”), within two (2) days of receipt of said Notice and prior to providing any response to said Notice such that the Company may have an opportunity to seek and obtain, among other things, an appropriate protective order or seek intervention in the matter.

22. Electronic Communication Systems.

(a) Employee shall not use for his personal use any of the Company’s electronic communication systems (including, but not limited to, desktop or laptop computers, facsimile machines, PDAs, telephones, cell phones, any portable data storage devices (including, but not limited to, thumb/flash memory, hard disc drive, CDs, DVDs, floppy disks or any other type of magnetic or optical storage device or any other device of similar function) (collectively referred to herein as “Device(s)”) except for such limited, occasional and incidental use as does not materially or adversely impact the Company’s information technology systems infrastructure nor degrade or impair in any respect any of the security systems or procedures in place to preserve and protect the Company’s systems, data and information.

(b) Employee acknowledges and confirms that:

(i) all electronic (e-mail/internet/world wide web (“www”)) communication systems operated by the Company (collectively referred to herein as “Systems”), as well as information stored, downloaded, transmitted, received, or contained in such Systems, are the property of the Company. These Systems are to be used solely for job related purposes; and

(ii) The Company reserves and intends to exercise the right at any time to review, audit, intercept, access, and disclose all materials created, received or sent over such Systems and that s/he shall have no expectation of privacy from such access or monitoring. The right of the Company to such access and monitoring shall include Employee’s personal password protected email accounts that are otherwise accessed by Employee on such Systems; and

(iii) the Systems shall not be used to solicit others for commercial ventures, religious or political causes, outside organizations or other non-business matters; and

(iv) the Systems shall not be used to create any offensive or disruptive messages. Offensive and disruptive messages include, but are not limited to, any messages which are in contravention of Company’s Non-Harassment Policy, which contain any racial or ethnic slurs or which offensively address someone’s age, gender, sexual orientation, religious or political beliefs, national origin, or disability/handicap or other classification protected by applicable law; and

(v) the Systems shall not be used to send (upload) or retrieve (download) copyrighted materials, trade secrets, proprietary business or financial information or similar materials without the prior written consent of the Chairman.

23. Miscellaneous.

(a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of New Jersey, notwithstanding any conflict-of-laws doctrines of such jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, on the day specified for delivery when deposited with a recognized national or regional courier service for delivery to the intended addressee or two days following the day when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

(i)	If to Employee:

Brad Pedersen

9 Thornhill Drive

Lumberton, New Jersey 08048

ii)	If to the Company:

Breeze-Eastern Corporation

35 Melanie Lane

Whippany, New Jersey 07981

Att: Chairman of the Board of Directors

With a copy, given in the manner prescribed above, to:

Fox Rothschild LLP

997 Lenox Drive

Lawrenceville, New Jersey 08648

Att: Matthew H. Lubart, Esq.

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Paragraph 23 (c) for the giving of notice.

(d) Binding Nature of Agreement. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company including any transferee of the business operation, as a going concern, in which Employee is employed and shall be binding upon Employee, Employee’s heirs and personal representatives. None of the rights or obligations of Employee hereunder may be assigned or delegated, except that in the event of Employee’s death or Disability, any rights of Employee hereunder shall be transferred to Employee’s estate or personal representative, as the case may be. The Company may assign its rights and obligations under this Agreement in whole or in part to any one, and such assignment shall relieve the Company of its obligations to Employee under the terms of this Agreement.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) Entire Agreement/Release. This Agreement contains the entire understanding among the parties hereto with respect to the employment of Employee by the Company, and supersedes all prior and contemporaneous agreements (including, but not limited to, the Letter Agreement dated April 29, 2012) and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by both parties to this Agreement. Furthermore, Employee acknowledges and confirms that any subsequent change or changes in his duties, compensation or benefits shall not affect the validity or scope of this Agreement. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to the Company’s employees generally, except to the extent the foregoing directly conflict with this Agreement, in which case the terms of this Agreement shall prevail.

(h) Paragraph Headings. The Paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i) Number of Days. Except as otherwise provided herein, for example, in the context of vacation days, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

(j) Gender, etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(k) Jurisdiction of Courts. Any suit, action, claim, proceeding or investigation arising out of or relating to this Agreement shall be brought only in, and Employee and the Company consent to subject themselves to the personal jurisdiction of, the New Jersey Superior Court located in Morris County, New Jersey or the United States District Court for the District of New Jersey (to the extent that subject matter jurisdiction exists), and each of the parties hereto waives any objection which party may now or hereafter have to such venue of any such suit, action, claim, proceeding or investigation, and irrevocably submits to the personal and subject matter jurisdiction of any such court. Any and all service of process and any other notice in any such suit, action, claim, proceeding or investigation shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided.

(l) Survival. All provisions of this Agreement which by their terms survive the termination of Employee’s employment with the Company, including, but not limited to, the post-employment obligations and covenants of Employee set forth in Paragraphs 11 through 23 inclusive shall survive termination of Employee’s employment by the Company and shall remain in full force and effect thereafter in accordance with their terms.

(m) Breach. In the event Employee breaches this Agreement and such breach is proven in a Court of Law, Employee shall be required to pay the Company’s actual and reasonable attorney’s fees and costs associated with the dispute.

(n) Disclosure of Agreement. The Company may disclose the terms of this Agreement, including, but not limited to, Employee’s obligations hereunder, to others in the sole discretion of the Chairman.

(o) Representation of the Company. The Company represents and warrants that the undersigned has the authority to act on behalf of it and to bind the Company to this Agreement.

(p) Reliance on Statements. In signing this Agreement, the parties hereto represent and warrant that they are not relying on any statements, representations or promises made by the other party or their agent(s) except as specifically set forth herein.

24. Representations of Employee. Employee represents and warrants to the Company that he:

(a) has been given a copy of this Agreement to retain with his personal records;

(b) has read and understands the entire contents of this Agreement;

(c) has the capacity to act on his own behalf and to bind himself/herself to this Agreement;

(d) was afforded a sufficient opportunity to obtain independent legal counsel prior to executing this Agreement and has executed this Agreement voluntarily and of his own free will; and

(e) understands that the execution of this Agreement is a condition of his employment by the Company.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement in as of the date first above written.

BREEZE-EASTERN CORPORATION

By:	/s/ Brad Pedersen	By:	/s/ Robert J. Kelly
	BRAD PEDERSEN		ROBERT J. KELLY,
Chairman of the Board of Directors

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